EXHIBIT 99.6

                   Hourly Savings Plan - Amendment No. 3

This exhibit amends a registration statement on Form S-8 with respect to the offer and sale of securities pursuant to the Longview Fibre Company Hourly Employees 401(k) Savings Plan (Registration No. 33-37836). The following document is hereby filed as Amendment No. 3 to this registration statement.

                             Amendment No. 3
                                 to the
                Longview Fibre Company Hourly Employees
                          401(k) Plan and Trust

     WHEREAS, Longview Fibre Company ("the Company") approved and adopted the Longview Fibre Company Hourly Employees 401(k) Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective June 3, 1985, most recently restated effective January 1, 1991, and subsequently amended;

     WHEREAS, Section 19.1 of the Plan provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Sections 1,9,11,12 and 19 are amended effective January 1, 1991, Sections 1,4,10,11 and 17 are amended effective January 1, 1993 and Section 1 is amended effective January 1, 1995 as follows:

Effective January 1, 1991;

1.  Section 1 is amended to restate Subsection 1.7 and 1.28 as follows:

1.7 "Compensation". The sum of a Participant's Taxable Income and salary reductions, if any, pursuant to Code sections 125, 402(e)(3), 402(h), 403(b), 414(h)(2) or 457.

For purposes of determining benefits under this Plan, Compensation is limited to $200,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d) per Plan Year. For purposes of the preceding sentence, in the case of an HCE who is a 5% Owner or one of the 10 most highly compensated Employees, (I) such HCE and such HCE's family group (as defined below) shall be treated as a single employee and the Compensation of each family group member shall be aggregated with the Compensation of such HCE, and
(ii) the limitation on Compensation shall be allocated among such HCE and his or her family group members in proportion to each individual's Compensation before the application of this sentence. For purposes of this Section, the term "family group" shall mean an Employee's spouse and lineal descendants who have not attained age 19 before the close of the year in question.

For the purpose of determining HCEs and key employees, Compensation for the entire Plan Year shall be used. For the purpose of determining ADP and ACP, Compensation shall be limited to amounts paid to an Eligible Employee while a Participant.

1.28 "Pay". All cash compensation paid to an Eligible Employee by an Employer while a Participant during the current period. Pay excludes reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, deferred compensation and welfare benefits.

Pay is neither increased nor decreased by any salary credit or reduction pursuant to Code sections 125 or 402(e)(3). Pay is limited to $200,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d) per Plan Year.

2.  Section 9 is amended to restate Subsection 9.8 and 9.9(b) as follows:

9.8  Loan Application, Note and Security

A Participant shall apply for any loan in such manner and with such advance notice as prescribed by the Administrator. All loans shall be evidenced by a promissory note, secured only by the portion of the Participant's Account from which the loan is made, and the Plan shall have a lien on this portion of his or her Account.

9.9  Default, Suspension and Call Feature

(b) Actions upon Default. In the event of default, the Administrator may direct the Trustee to report the default as a taxable distribution. As soon as a Plan withdrawal or distribution to such Participant would otherwise be permitted, the Administrator may instruct the Trustee to execute upon its security interest in the Participant's Account by distributing the note to the Participant.

3.  Section 11 is amended to restate Subsection 11.3 as follows:

11.3  Small Amounts Paid Immediately

If, at the time a Participant's employment with all Related Companies ends, the Participant's vested Account balance is $3,500 or less and at the time of any earlier withdrawal or distribution the Participant's vested Account balance did not exceed $3,500, the Participant's benefit shall be paid as a single lump sum as soon as administratively feasible after his or her employment with all Related Companies ends in accordance with procedures prescribed by the Administrator.

4. Section 12 is amended to restate the first paragraph of Subsection 12.3 and 12.3(a) and 12.3(b) as follows:

12.3  Correction of ADP and ACP Tests

If the ADP or ACP tests are not met, the Administrator shall determine, no later than the end of the next Plan Year, a maximum percentage to be used in place of the calculated percentage for all HCEs that would reduce the ADP and/or ACP for the HCE group by a sufficient amount to meet the ADP and ACP tests. ADP and/or ACP corrections shall be made in accordance with the leveling method as described in (a) and (b) below.

(a) ADP Correction. The HCE with the highest Deferral percentage shall have his or her Deferral percentage reduced to the lesser of the extent required to meet the ADP test or to cause his or her Deferral percentage to equal that of the HCE with the next highest Deferral percentage. The process shall be repeated until the ADP test is met.

To the extent and HCE's Pre-Tax Contributions were determined to be reduced as described in the paragraph above, Pre-Tax Contributions shall, by the end of the next Plan Year, be refunded (including amounts previously refunded because they exceeded the Contribution Dollar Limit) to the HCE in an amount equal to the actual Deferrals minus the product of the maximum percentage and the HCE's Compensation.

(b) ACP Correction. The HCE with the highest Contribution percentage shall have his or her Contribution percentage reduced to the lesser of the extent required to meet the ACP test or to cause his or her Contribution percentage to equal that of the HCE with the next highest Contribution percentage. The process shall be repeated until the ACP test is met.

To the extent an HCE's Contributions were determined to be reduced as described in the paragraph above, Contributions shall, by the end of the next Plan Year, be refunded to the HCE to the extent vested, and forfeited to the extent such amounts were not vested, as of the end of the Plan Year being tested in an amount equal to the actual Contributions minus the product of the maximum percentage and the HCE's Compensation. The excess amounts shall first be taken from unmatched After-Tax Contributions and then as a proportional combination of matched After-Tax and Match Contributions.

5. Section 19 is amended to restate the first paragraph of Subsection 19.1 in its entirety as follows:

19.1.  Amendment

The Company reserves the right to amend this Plan and Trust at any time, to any extent and in any manner it may deem necessary or appropriate. The Company (and not the Trustee) shall be responsible for adopting any amendments necessary to maintain the qualified status of this Plan and Trust under Code sections 401(a) and 501(a). The Administrator shall have the authority to adopt Plan and Trust amendments which have no substantial adverse financial impact upon an Employer or the Plan. Amendments to the Plan and Trust shall be made in accordance with Section 19.4. All interested parties shall be bound by any amendment, provided that no amendment shall:

6. Section 19 is amended to restate the first sentence of Subsection 19.3 in its entirety as follows:

19.3  Plan Termination

The Company may, at any time and for any reason, terminate the Plan in accordance with Section 19.4, or completely discontinue contributions.

7. Section 19 is amended to add a new Subsection 19.4 and to redesignate each subsequent Subsection as follows:

19.4  Amendment and Termination Procedures

Any amendment to (including a termination of) the Plan and Trust by the Company shall be made only pursuant to action of the Board of Directors of the Company ("Board") including action of the Executive Committee on behalf of the Board as authorized in the Company Bylaws in accordance with the Board's normal procedures and evidenced in writing. Upon such action by or on behalf of the Board, and execution of an instrument of amendment by the Company and the Trustee, the Plan and Trust shall be deemed amended as of the date specified as the effective date by such Board action and as provided in the instrument of amendment. If no effective date is specified, the amendment shall be effective as of the date of the Board action. The effective date of any amendment may be before, on or after the date of such Board action.

Any amendment to the Plan and Trust by the Committee, as Administrator, shall be made by written instrument of amendment, executed on behalf of the Committee, pursuant to Committee action in accordance with Section 15.7, and on behalf of the Trustee. The Plan and Trust shall be deemed amended as of the date specified as the effective date in the instrument of amendment.

Effective January 1, 1993;

1. Section 1 is amended to add new Subsections 1.10, 1.12, 1.15, and 1.16 and to redesignate existing subsections as follows:

1.10 "Direct Rollover." A payment from the Plan to an Eligible Retirement Plan specified by a Distributee.

1.12 "Distributee." An Employee or former Employee, the surviving spouse of an Employee or former Employee and a spouse or former spouse of an Employee or former Employee determined to be an alternate payee under a QDRO.

1.15 "Eligible Retirement Plan." An individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts a Distributee's Eligible Rollover Distribution, except that with regard to an Eligible Rollover Distribution to a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

1.16 "Eligible Rollover Distribution". A distribution of all or any portion of the balance to the credit of a Distributee, excluding a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of a Distributee or the joint lives (or joint life expectancies) of a Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more; a distribution to the extent such distribution is required under Code section 401(a)(9); and the portion of a distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).

2.  Section 4 is amended to restate Subsection 4.1 as follows:

4.1  Rollovers

The Administrator may authorize the Trustee to accept a rollover contribution in cash, within the meaning of Code section 402(c) or 408(d)(3)(A)(ii), directly from an Eligible Employee or as a Direct Rollover from another qualified plan on behalf of the Eligible Employee, even if he or she is not yet a Participant. The Employee shall be responsible for furnishing satisfactory evidence, in such manner as prescribed by the Administrator, that the amount is eligible for rollover treatment. A rollover contribution received directly from an Eligible Employee must be paid to the Trustee in cash within 60 days after the date received by the Eligible Employee from a qualified plan or conduit individual retirement account. Contributions described in this paragraph shall be posted to the applicable Employee's Rollover Account as of the date received by the Trustee.

If it is later determined that an amount contributed pursuant to the above paragraph did not in fact qualify as a rollover contribution under Code section 402(c) or 408(d)(3)(A)(ii), the balance credited to the Employee's Rollover Account shall immediately be (1) segregated from all other Plan assets, (2) treated as a nonqualified trust established by and for the benefit of the Employee, and (3) distributed to the Employee. Any such nonqualifying rollover shall be deemed never to have been a part of the Plan.

3.  Section 10 is amended to restate Subsections 10.4(b) and (e) as follows:

10.4  Withdrawal Processing

(b) Application by Participant. A Participant shall apply for any type of withdrawal in such manner and with such advance notice as prescribed by the Administrator. The Participant shall be provided the notice prescribed by Code
Section 402(f).

If a withdrawal is one to which Code sections 401(a)(11) and 417 do not apply, such withdrawal may commence less than 30 days after the aforementioned notice is provided, if:

(1) the Participant is clearly informed that he or she has a right to a period of at least 30 days after receipt of such notice to consider his or her option to elect or not elect a Direct Rollover for the portion, if any, of his or her withdrawal which will constitute an Eligible Rollover Distribution; and

(2) the Participant after receiving such notice, affirmatively elects to make or not make a Direct Rollover.

(e) Medium and Form of Payment. The medium of payment for a withdrawal shall be cash. Alternatively, payment may be made in a combination of cash and whole shares of Employer common stock (to the extent invested in the Employer Common Stock Fund). With regard to the portion of a withdrawal representing an Eligible Rollover Distribution, a Participant may elect to have such amount paid as Direct Rollover to an Eligible Retirement Plan. The form of payment for withdrawals shall be a single installment.

4.  Section 11 is amended to restate Subsections 11.1 and 11.2 as follows:

11.1  Benefit Election

A Participant, or his or her Beneficiary in the case of his or her death, shall be provided with information regarding all optional times and forms of distribution available to include the notices prescribed by Code sections 402(f) and 411(a)(11). Subject to the other requirements of this Section, a Participant, or his or her Beneficiary in the case of his or her death, may elect, in such manner and with such advance notice as prescribed by the Administrator, to have his or her vested Account balance paid to him or her beginning upon any Settlement Date following his or her termination of employment with all Related Companies.

If a distribution is one to which Code sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the aforementioned notices are provided, if:

(a) the Participant is clearly informed that he or she has a right to a period of at least 30 days after receipt of such notices to consider the decision of whether to elect a distribution and if so to elect a particular form of distribution and to elect or not elect a Direct Rollover for the portion, if any, of his or her distribution which will constitute an Eligible Rollover Distribution; and

(b) the Participant after receiving such notices, affirmatively elects to receive a distribution and to make or not make a Direct Rollover.

11.2  Payment Form and Medium

A Participant may elect to be paid in any of these forms:

(a)  a single lump sum, or

(b)  partial payments, limited to four per year, or

(c) periodic quarterly installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary.

Distributions shall generally be made in cash. Alternatively, payment may be made in a combination of cash and whole shares of Employer common stock (to the extent invested in the Employer Common Stock Fund). With regard to the portion of a distribution representing an Eligible Rolllover Distribution, a Distributee may elect to have all or a portion of such amount paid as a Direct Rollover to an Eligible Retirement Plan.

4.  Section 17 is amended to restate Subsection 17.4(a) as follows:

17.4  Tax Withholding and Payment

(a) Withholding. The Trustee shall calculate and withhold federal (and, if applicable, state) income taxes with regard to any Eligible Rollover Distribution that is not paid as a Direct Rollover. With regard to any taxable distribution that is not an Eligible Rollover Distribution, the Trustee shall calculate and withhold federal (and, if applicable, state) income taxes in accordance with the Participant's withholding election.

Effective January 1, 1995;

1. Section 1 is amended to restate Subsection 1.7 and 1.32 (formerly 1.28) as follows:

1.7 "Compensation". The sum of a Participant's Taxable Income and salary reductions, if any, pursuant to Code sections 125, 402(e)(3), 402(h), 403(b), 414(h)(2) or 457.

For purposes of determining benefits under this Plan, Compensation is limited to $150,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d) per Plan Year. For purposes of the preceding sentence, in the case of an HCE who is a 5% Owner or one of the 10 most highly compensated Employees, (I) such HCE and such HCE's family group (as defined below) shall be treated as a single employee and the Compensation of each family group member shall be aggregated with the Compensation of such HCE, and
(ii) the limitation on Compensation shall be allocated among such HCE and his or her family group members in proportion to each individual's Compensation before the application of this sentence. For purposes of this Section, the term "family group" shall mean an Employee's spouse and lineal descendants who have not attained age 19 before the close of the year in question.

For the purpose of determining HCEs and key employees, Compensation for the entire Plan Year shall be used. For the purpose of determining ADP and ACP, Compensation shall be limited to amounts paid to an Eligible Employee while a Participant.

1.32 "Pay". All cash compensation paid to an Eligible Employee by an Employer while a Participant during the current period. Pay excludes reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, deferred compensation and welfare benefits.

Pay is neither increased nor decreased by any salary credit or reduction pursuant to Code sections 125 or 402(e)(3). Pay is limited to $150,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d) per Plan Year.

Date:  June 3, 1994              	LONGVIEW FIBRE COMPANY
                                   By:\s\ L. J. Holbrook
                                   Title: Senior Vice President-Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  June 23, 1994              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   By:\s\ Dolores Upton
                                   Title: Vice President

                                  WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   By:\s\ Roger T. Meyer
                                   Title: Vice President